UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2022

American Water Works Company, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1 Water Street
Camden, NJ 08102-1658
(Address of principal executive offices, including zip code)
(856) 955-4001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	AWK	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) & (e) On February 2, 2022, Walter J. Lynch, 59, President and Chief Executive Officer of American Water Works Company, Inc. (the “Company”), provided the Board of Directors (the “Board”) of the Company notice of his decision to retire as the Company’s President and Chief Executive Officer and its principal executive officer, as well as a member of the Board, which retirement was accepted by the Board on February 2, 2022. Effective February 2, 2022, based on the unanimous recommendation of the Executive Development and Compensation Committee and the unanimous approval of the independent members of the Board, the Company and Mr. Lynch executed a Separation Agreement and General Release, providing for, among other things, payment to Mr. Lynch for 12 months of his current annual base salary of $1,000,000, minus applicable deductions and withholdings, in accordance with the Company’s regular pay schedule in consideration for a 12-month concurrent non-compete and non-solicitation period, a general release of claims, and other restrictive covenants. Mr. Lynch’s retirement from the Board was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
On February 1, 2022, the Chairman of the Board and the Company received notice from Lloyd M. Yates, a member of the Board, stating that he will retire from the Board effective as of February 14, 2022. Mr. Yates has been appointed as the President and Chief Executive Officer of NiSource Inc. effective February 14, 2022. Mr. Yates’ retirement from the Board was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
(c) On February 2, 2022, upon the recommendation of the Nominating/Corporate Governance Committee of the Board, the Board elected M. Susan Hardwick, 59, to serve as the Company’s President and Chief Executive Officer and as principal executive officer. Ms. Hardwick will continue in her role as Chief Financial Officer and principal financial officer until her replacement is named.
(d) Based on the recommendation of the Nominating/Corporate Governance Committee of the Board, on February 2, 2022, Ms. Hardwick was elected as a member of the Board to fill the vacancy created by the retirement of Mr. Lynch. Ms. Hardwick was elected to serve a term commencing on February 2, 2022 and ending on the date of the Company’s 2022 Annual Meeting of Shareholders, and until her successor has been elected and qualified, or until her earlier death, resignation or removal. Ms. Hardwick will not serve on any committees of the Board. Other than as part of or in connection with the compensatory and other arrangements with Ms. Hardwick described in this Item 5.02, in connection with her election to the Board, (i) there are no other arrangements or understandings between Ms. Hardwick and any other person, pursuant to which Ms. Hardwick was selected as a director, (ii) no material plan, contract or arrangement has been entered into with Ms. Hardwick, and no such plan, contract or arrangement with Ms. Hardwick has been materially amended, and (iii) no grant of any award to Ms. Hardwick or modification of an existing award has been made. Also, Ms. Hardwick does not have any direct or indirect material interest in any transaction that would require reporting under Item 404(a) of Regulation S-K.
(e) To provide for Ms. Hardwick’s compensation in her new role, the Company and Ms. Hardwick have executed an employment offer letter, dated February 2, 2022, which was unanimously approved by the independent members of the Board upon the unanimous recommendation of the Executive Development and Compensation Committee, having reviewed data and analyses by its independent compensation consultant. The employment offer letter provides for the following terms as to her compensation: (i) annual base salary of $1,000,000; (ii) a 2022 target award under the Annual Performance Plan (the “APP”) of 110% of her annual base salary as of February 2, 2022; (iii) eligibility to receive awards under the Company’s 2017 Omnibus Equity Compensation Plan pursuant to the terms of the Company’s 2022 Long-Term Performance Plan (“LTPP”), based on a target award percentage of 400% of her annual base salary as of February 2, 2022, which will have standard terms and vesting conditions for the CEO role; (iv) continued participation in the Company’s Executive Severance Policy and Change of Control Severance Policy; (v) continued eligibility to participate in the Company’s employee nonqualified deferred compensation plan and its 401(k) savings plan; and (vi) a $100,000 cash stipend, less applicable withholdings, for her service as Interim CEO from December 7, 2021 to January 31, 2022. Ms. Hardwick will continue to be subject to the Company’s executive stock ownership guidelines and stock retention requirements, and is now required to own by February 2, 2027 Company common stock with a value of at least six times her annual base salary. The foregoing will be received by Ms. Hardwick in lieu of her previously approved compensation as Executive Vice President and Chief Financial Officer.
A copy of the press release issued by the Company on February 2, 2022 related to the foregoing has been included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
(d) Exhibits.

The following exhibits to this Current Report have been provided herewith (as noted below):
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Exhibit No.	Description
99.1*	Press Release, dated February 2, 2022, issued by the Company.
104	Cover Page Interactive Data File (the cover page XBRL tags are included and formatted as Inline XBRL).
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER WORKS COMPANY, INC.

Dated:	February 2, 2022	By:	/s/ CHERYL NORTON
Cheryl Norton
Executive Vice President and Chief Operating Officer
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